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                                                                     Exhibit 4.6



                             SHAREHOLDERS AGREEMENT

     THIS SHAREHOLDERS AGREEMENT (this "AGREEMENT") is entered into as of November 10, 2006 (the "EFFECTIVE DATE"), by and among ATA Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the "COMPANY"), certain individuals listed under the heading "Common Shareholders" on Schedule A attached hereto (each a "COMMON SHAREHOLDER" and collectively, the "COMMON SHAREHOLDERS"), SB ASIA INVESTMENT FUND II, L.P., a limited partnership organized and existing under the Laws of the Cayman Islands ("SAIF"), and Winning King LTD, an international business company organized under the Laws of the British Virgin Islands ("WKL", and together with SAIF, each an "INVESTOR" and collectively, the "INVESTORS"). The Company, the Common Shareholders and the Investors are referred to herein as "PARTIES" collectively and a "PARTY" individually.

                                    RECITALS

     WHEREAS, the Company, the Common Shareholders and the Investors are parties to a Share Exchange Agreement dated November 10, 2006 (the "SHARE EXCHANGE AGREEMENT"), under which the Common Shareholders and Investors are to transfer their shares in ATA Testing Authority (Holdings) Limited, an international business company organized under the laws of the British Virgin Islands, to the Company in exchange for equivalent shares in the Company.

                                   WITNESSETH

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1.   INTERPRETATION.

     1.1 DEFINITIONS. The following terms shall have the meanings ascribed to them below:

          "AFFILIATE", with regard to a given Person, means a Person that Controls, is Controlled by or is under common Control with the given Person; the term "Affiliated" has the meaning correlative to the foregoing.

          "APPLICABLE SECURITIES LAW" means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Law of the United States, including the Exchange Act and the Securities Act, and any applicable securities Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities Laws of that jurisdiction.

          "BOARD" or "BOARD OF DIRECTORS" means the board of directors of the Company.

          "COMMISSION" means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

          "COMMON SHARES" means the common shares, par value US$0.01, of the Company.

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          "COMMON SHARE EQUIVALENTS" means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

          "CONTROL" of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

          "EQUITY SECURITIES" means any Common Shares or Common Share Equivalents of the Company.

          "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

          "FORM F-3" means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

          "FORM S-3" means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

          "GOVERNMENTAL AUTHORITY" means a nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

          "HOLDERS" means the holders of Registrable Securities who are parties to this Agreement from time to time.

          "INFORMATION" has the meaning ascribed thereto in Section 8.6.

          "INITIATING HOLDERS" means, with respect to a request duly made under
     Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

          "IPO" means the first firmly underwritten registered public offering by the Company of its Common Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority (as defined in the Share Purchase Agreement) for a Registration in a jurisdiction other than the United States.

          "LAW" means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

          "LIQUIDATION EVENT" means (i) any liquidation, winding-up, or dissolution of the Company, (ii) any consolidation, amalgamation or merger of the Company with or into any other Person, or any other corporate reorganization, in which the members of the Company immediately before such transaction own less than 50% of the Company's voting power immediately after such transaction (excluding any transaction effected solely for tax purposes

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     or to change the Company's domicile), (iii) sale of all or substantially all of the assets of the Company, or (iv) the exclusive licensing of all or substantially all of the Company's intellectual property to a third party.

          "NEW SECURITIES" means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) securities issued to employees, consultants, officers or directors of the Company pursuant to any share option, share purchase or share bonus plan, agreement or arrangement approved by the Board; (ii) securities issued upon conversion of the Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO;
     (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; or
     (vi) any other equity issuance unanimously approved by the Board, including the Series A Directors.

          "PERSON" means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

          "PRC" means the People's Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

          "PREFERRED SHAREHOLDERS" means the Holders who then hold of record any Preferred Shares.

          "PREFERRED SHARES" means, collectively, the Series A Preferred Shares and the Series A-1 Preferred Shares.

          "QUALIFIED IPO" has the meaning given to such term in the Company's Memorandum and Articles of Association, as amended and restated from time to time.

          "REGISTRABLE SECURITIES" means (i) the Common Shares issuable or issued upon conversion of the Preferred Shares, and (ii) any Common Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i), excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 10. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three
     (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

          "REGISTRATION" means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms "Register" and "Registered" have meanings concomitant with the foregoing.

          "REGISTRATION STATEMENT" means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under

                                       3                  Shareholders Agreement
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     the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

          "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

          "SELLING EXPENSES" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

          "SERIES A DIRECTORS" has the meaning assigned to it in the Memorandum and Articles of Association of the Company, as amended and restated from time to time.

          "SERIES A PREFERRED SHARES" means the Company's issued and outstanding Series A Preferred Shares, par value US$0.01 per share.

          "SERIES A-1 PREFERRED SHARES" means the Company's Series A-1 Preferred Shares, par value US$0.01 per share.

          "SHARE EXCHANGE AGREEMENT" has the meaning set forth in the Recitals hereof.

          "SHARE PURCHASE AGREEMENT" means the Securities Purchase and Share Subscription Agreement, dated as March 31, 2005, by and among ATA Testing Authority (Holdings) Limited, certain Investors (as defined therein) and certain Founders (as defined therein), under which such Investors purchased Series A Preferred Shares of ATA Testing Authority (Holdings) Limited.

          "SUBSIDIARY" means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

          "U.S. GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

     1.2 INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision
(vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement,
(vii) "or" is not exclusive, (viii) the term "including" will be deemed to be followed by ", but not limited to,"; (ix) the terms "shall," "will," and "agrees" are mandatory, and the term "may" is permissive; (x) the term "day" means "calendar day", and (xi) all references to dollars are to currency of the United States of America.

     1.3 JURISDICTION. The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

     (a) It is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or

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registration in a different jurisdiction, reference in this Agreement to the
Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

     (b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company's Common Shares unless arrangements have been made reasonably satisfactory to a majority in interest of the Holders of then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.

2.   DEMAND REGISTRATION.

     2.1 REGISTRATION OTHER THAN ON FORM F-3 OR FORM S-3. Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) March 31, 2008 and (ii) the date that is six (6) months after the closing of a Qualified IPO, Holders holding twenty-five percent (25%) or more of the then outstanding Registrable Securities may request in writing that the Company effect a Registration in any jurisdiction in which the Company has had a registered underwritten public offering (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such Registration on the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by Company) of all or part of the Registrable Securities. Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company's delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than three (3) Registrations pursuant to this Section 2.1.

     2.2 REGISTRATION ON FORM F-3 OR FORM S-3. Subject to the terms of this Agreement, at any time after a Qualified IPO, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company's delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2. However, the Company shall not be required to effect more than four (4) Registrations pursuant to this Section 2.2 in any twelve (12) month period.

     2.3 RIGHT OF DEFERRAL.

     (a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

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          (i) if, within ten (10) days of the receipt of any request of the
Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;

          (ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Common Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or

          (iii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;

     (b) If, after receiving a request from Holders pursuant to Section 2.1 or
Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety
(90) days from the receipt of any request duly submitted by Holders under
Section 2.1 or Section 2.2 to Register Registrable Securities; provided further, that the Company may not Register any other of its Securities during such ninety
(90) day period (except for Registrations contemplated by Section 3.4); provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.

     2.4 UNDERWRITTEN OFFERINGS. (a) If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company's IPO, exclude from the underwriting all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the three demand Registrations to

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which the Holders are entitled pursuant to Section 2.1. Any Registrable
Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

     3.   PIGGYBACK REGISTRATIONS.

     3.1 REGISTRATION OF THE COMPANY'S SECURITIES. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder's Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen
(15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

     3.2 RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

     3.3 UNDERWRITING REQUIREMENTS.

          (a) In connection with any offering involving an underwriting of the Company's Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder's Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company's IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.

          (b) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

     3.4 EXEMPT TRANSACTIONS. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable).

4.   PROCEDURES.

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     4.1 REGISTRATION PROCEDURES AND OBLIGATIONS. Whenever required under this
Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration.

          (b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

          (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

          (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

          (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

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          (i) Take all reasonable action necessary to list the Registrable
Securities on the primary exchange on which the Company's securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company's securities will be traded.

     4.2 INFORMATION FROM HOLDER. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder's Registrable Securities.

     4.3 EXPENSES OF REGISTRATION. All expenses, other than the Selling Expenses (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a majority in interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

     4.4 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5.   INDEMNIFICATION.

     5.1  COMPANY INDEMNITY.

          (a) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder's officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities
Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto),
(ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

          (b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and

                                       9                  Shareholders Agreement
in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person.

     5.2  HOLDER INDEMNITY.

          (a) To the maximum extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder's liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

          (b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

     5.3 NOTICE OF INDEMNIFICATION CLAIM. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under
Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 5.

     5.4 CONTRIBUTION. If any indemnification provided for in Section 5.1 or
Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the

                                       10                 Shareholders Agreement
omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     5.5 UNDERWRITING AGREEMENT. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     5.6 SURVIVAL. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.   ADDITIONAL UNDERTAKINGS.

     6.1 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company's securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

          (c) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company's securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company's Securities are listed).

     6.2 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such Equity Securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand Registration of their securities, or (c) cause the Company to include such Equity Securities in any Registration filed under Section 2.2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.

                                       11                 Shareholders Agreement

     6.3 "MARKET STAND-OFF" AGREEMENT. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company's IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and holders of more than the lower of (a) 0.03% of the fully diluted, as converted share capital of the Company and (b) 5,000 Common Shares (as adjusted for share splits, share combinations, recapitalizations, reclassifications and similar transactions) must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company's IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     6.4 TERMINATION OF REGISTRATION RIGHTS. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the later of (a) the date that is four (4) years from the date of closing of a Qualified IPO and
(b) March 31, 2013.

     6.5 EXERCISE OF PREFERRED SHARES. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.

     6.6 APPROVAL OF BUSINESS PLAN. The Company and the Investors shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning of each quarter or year, as the case may be.

     6.7 PROSPECTIVE SHAREHOLDERS.

          (a) The Company shall perform all of its obligations, and shall use its reasonable best efforts to cause each of the Option Holders to perform all such Option Holder's obligations, under the agreements by and between the Company and the Option Holders entered into pursuant to Section 5.14 of the Share Purchase Agreement as of March 31, 2005.

          (b) Unless an Option Holder, simultaneously with his or her exercise of his or her warrant(s) or option(s) to purchase Equity Securities of the Company, accedes to this Agreement and the Right of First Refusal and Co-Sale Agreement and agrees to be bound by the transfer restrictions hereunder and thereunder as if she or he were a Common Shareholder, the Company shall not, with respect to the shares issuable upon exercise of such warrant(s) or option(s), (i) issue any share certificates to such Option Holder, (ii) enter such Option Holder in the Company's register of members as a shareholder of the Company, (iii) grant any shareholder rights or benefits to such Option Holder or
(iv) treat such Option Holder as a shareholder of the Company in any other way.

                                       12                 Shareholders Agreement

7.   PREEMPTIVE RIGHT

     7.1 GENERAL. The Company hereby grants to all Preferred Shareholders a right to purchase up to their pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue. A Preferred Shareholder's "pro rata share" for purposes of this purchase right shall be determined according to the number of Common Shares owned by such Preferred Shareholder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) in relation to the total number of Common Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents). Each Preferred Shareholder shall have a right of over-allotment such that, if any other Preferred Shareholder fails to exercise in full its right hereunder to purchase its pro rata share of the New Securities, such Preferred Shareholders may purchase the non-purchasing Preferred Shareholder's portion on a pro rata basis.

     7.2 ISSUANCE NOTICE. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Shareholder written notice (an "ISSUANCE NOTICE") of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Preferred Shareholder shall have ten (10) days after the receipt of such notice to agree to purchase up to such Preferred Shareholder's pro rata share of such New Securities (as determined in Section
7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any Preferred Shareholder elects not to purchase its pro rata share of such New Securities in full, the Company shall, after its receipt of written notices from all of the Preferred Shareholders pursuant to the immediately preceding sentence, send a second written notice to all of the Preferred Shareholders that have elected to purchase in full their respective pro rata shares of such New Securities, setting forth the total number of shares of New Securities that have not been subscribed for and each such Preferred Shareholder's pro rata share of such remaining New Securities. Each such Preferred Shareholder shall then have ten (10) days after the receipt of the second written notice to elect to purchase up to such Preferred Shareholder's pro rata share of the remaining New Securities.

     7.3 SALES BY THE COMPANY. For a period of sixty (60) days following the expiration of the second ten (10) day period as described in Section 7.2 above, the Company may sell any New Securities with respect to which the Preferred Shareholders' preemptive rights under this Section 7 was not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty (60) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Shareholders in the manner provided in Section 7.1 above.

     7.4 TERMINATION OF PREEMPTIVE RIGHTS. The preemptive rights in this Section 7 shall terminate on the earlier of (i) the closing of the Qualified IPO, or
(ii) a Liquidation Event.

8.   INFORMATION AND INSPECTION RIGHTS.

     8.1 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to each Preferred Shareholder the following documents or reports:

          (a) within ninety (90) days after the end of each fiscal year of the Company beginning 2005, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by a "big four" firm of independent certified public accountants selected by the Company, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with U.S. GAAP;

                                       13                 Shareholders Agreement

          (b) within forty-five (45) days after the end of each fiscal quarter of the Company, a consolidated unaudited income statement and statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet for the Company as of the end of such fiscal quarter, and a management report including a comparison of the financial results of such fiscal year with the corresponding quarterly budget, all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);

          (c) within fifteen (15) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company as of the end of such month, and a management report all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);

          (d) no later than fifteen (15) days prior to the end of each fiscal quarter, a quarterly budget for the succeeding fiscal quarter;

          (e) no later than thirty (30) days prior to the end of each fiscal year, an annual budget for the succeeding fiscal year;

          (f) copies of any reports filed by the Company with any relevant securities exchange, regulatory authority or governmental agency; and

          (g) copies of all other documents or other information sent to any Person in such Person's capacity as a shareholder of the Company.

     8.2 INSPECTION. The Company shall permit each Preferred Shareholder, at its own expense, to visit and inspect, during normal business hours following reasonable notice by such Preferred Shareholder to the Company and only in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, any of the properties of the Company and its Subsidiaries, and examine the books of account and records of the Company and its Subsidiaries, and discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by such Preferred Shareholder; provided that such Preferred Shareholder agrees to keep confidential any information so obtained; provided further that such Preferred Shareholder may be excluded from access to any material, records or other information if the Company is restricted from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure will jeopardize the attorney-client privilege.

     8.3 TERMINATION OF INFORMATION AND INSPECTION RIGHTS. The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO and (ii) a Liquidation Event.

     8.4 GOVERNMENTAL/SECURITIES FILINGS. For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, the Company shall deliver to each Preferred Shareholder copies of any quarterly, annual, extraordinary, or other reports filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and copies of any annual reports to the members or other materials delivered to any other shareholder.

     8.5 UNITED STATES TAX MATTERS.

          (a) The Company shall comply and shall cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to allow any Holder (on its own behalf if it is a U.S. person or on behalf of any of its owners that are U.S. persons) to comply with any applicable U.S. federal income tax Law. The Company will also provide

                                       14                 Shareholders Agreement
any Holder with any information reasonably requested by such Holder to allow such Holder (on its own behalf if it is a U.S. person or on behalf of any of its owners that are U.S. persons) to comply with any applicable U.S. federal income tax Law.

          (b) Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine whether the Company was a passive foreign investment company ("PFIC") within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "CODE") in such taxable year (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes for such taxable year. If the Company determines it is a PFIC in such taxable year, it shall promptly inform the Holders of such status and shall provide or cause to be provided such information as a Holder may reasonably request in writing (on its own behalf if it is a U.S. person or on behalf of any of its owners that are U.S. persons) so as to enable such Holder (or such owner of such Holder, as the case may be) to elect to treat the Company (as well as any entity treated as a corporation for U.S. tax purposes in which the Company owns or proposes to acquire a direct or indirect equity interest) as a "qualified electing fund" (within the meaning of Section 1295 of the Code); provided, however, that the Company shall be deemed to have discharged its obligation under this sentence with respect to any such entity that it does not Control if it has used its reasonable best efforts to cause such non-Controlled entity to provide such reasonably requested information. For the avoidance of doubt, if the Company determines that it was a PFIC in a taxable year, the Company shall be deemed to have discharged its obligations under this paragraph if it provides or causes to be provided to the Investors or any requesting Holder, within sixty (60) days of the end of such taxable year, a complete and accurate "PFIC Annual Information Statement", in the form of Exhibit A attached to this Agreement, as applicable for the Company and for each entity, in which the Company owns an equity interest at any time during such year, that is a PFIC; provided, however, that the Company shall be deemed to have discharged its obligation under this sentence with respect to any such entity that it does not Control if it has used its reasonable best efforts to cause such non-Controlled entity to provide such statement.

          (c) The Company shall also obtain and provide reasonably promptly upon reasonable request from a Holder any and all other information necessary for such Holder to comply with the provisions of this agreement. English translations of such information will be provided upon request, provided that any Holder requesting such translation shall bear the cost thereof.

          (d) The Company shall, if requested by the Investors or any Holder holding ten percent (10%) or more of the Company's shares on a fully-diluted basis that is a U.S. person or that has owners that themselves are U.S. persons and beneficially own at least ten percent (10%) of the Company's shares on a fully-diluted basis, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.

9.   VOTING AGREEMENT

     9.1 ELECTION OF DIRECTORS.

          (a) Designation and Election of Series A Directors. For so long as SAIF holds any Preferred Shares, at each election of the Series A Directors, each holder of Series A Preferred Shares and each holder of Series A-1 Preferred Shares shall vote at any regular or special meeting of members, such number of Series A Preferred Shares and Series A-1 Preferred Shares as may be necessary, or in lieu of any such meeting, shall give such holder's written consent with respect to such number of Series A Preferred Shares and Series A-1 Preferred Shares (1) as may be necessary to elect as the Series A Directors two (2) individuals designated by SAIF and (2) against any other Series A Director nominee that was not designated by SAIF. The Series A Directors shall initially be Andrew Yan and Joe Zhou.

                                       15                 Shareholders Agreement

          (b) Designation and Election of Common Directors. At each election of Common Directors (as such term is defined in the Memorandum and Articles of Association, as amended and restated from time to time), each holder of outstanding Common Shares shall vote at any regular or special meeting of members such number of Common Shares as may be necessary, or in lieu of any such meeting, shall give such holder's written consent, as the case may be, with respect to such number of Common Shares (1) as may be necessary to elect as the Common Directors three (3) individuals designated by the holders of a majority of the then outstanding Common Shares and (2) against any other Common Director nominee not so designated. The Common Directors shall initially be Ma Xiaofeng, Wang Jianguo and Wang Lin.

          (c) Designation and Election of Independent Directors. At each election of Independent Directors (as such term is defined in the Memorandum and Articles of Association, as amended and restated from time to time), each holder of Preferred Shares and each holder of Common Shares shall vote at any meeting of members, such number of Common Shares and Preferred Shares as may be necessary, or in lieu of any such meeting, shall give such holder's written consent, as the case may be, with respect to such number of Common Shares and Preferred Shares (1) as may be necessary to elect as the Independent Directors two (2) individuals designated by unanimous consent of the Company's Board of Directors and (2) against any other Independent Director nominee that has not received such unanimous consent of the Company's Board of Directors. The Independent Directors seats shall initially be vacant.

     9.2 BOARD OBSERVERS. For so long as SAIF holds any Preferred Shares, SAIF shall have the right, from time to time, and at any time, to designate one individual that is an employee or officer of SAIF (the "OBSERVER") to attend all meetings of the Board and all committees thereof (whether in person, by telephone or other) in a non-voting observer capacity. The Company shall provide to the Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

     9.3 ALTERNATE. Subject to applicable Law, the Series A Directors shall be entitled to appoint alternates to serve at any Board meeting, and such alternates shall be permitted to attend all Board meetings and vote on behalf of the Series A Directors.

     9.4 MEETINGS AND EXPENSES. The Company shall reimburse all reasonable, documented expenses of the Series A Directors related to all Board activities, including but not limited to attending the Board meetings.

     9.5 ASSIGNMENT. Regardless of anything else contained herein, the rights of SAIF under this Section 9 are non-transferable and non-assignable (including without limitation by operation of law).

     9.6 AMENDMENT. So long as SAIF holds any Preferred Shares, no right of SAIF under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of SAIF.

     9.7 DIRECTORS' INSURANCE AND INDEMNIFICATION. After the Company's IPO, the Company shall provide customary insurance coverage for members of its Board of Directors. The Memorandum and Articles of Association of the Company shall at all times provide that the Company shall indemnify the members of the Company's Board of Directors to the maximum extent permitted by the Law of the jurisdiction in which the Company is organized.

     9.8 BOARD MEETINGS. The Company shall use its reasonable best efforts to hold no less than one Board meeting during each calendar quarter.

     9.9 ESOP. Without the consent of SAIF or its designees on the Board of Directors of the Company, no issuances under plans, agreements, or arrangements providing for the issuance of

                                       16                 Shareholders Agreement
shares or options or other securities to employees, consultants, officers or directors of the Company or its Subsidiaries ("ESOP") may be made. Upon any adjustment to the Series A Conversion Price (as defined in the Memorandum and Articles) pursuant to Clause 10(iv)(d)(6) of the Memorandum and Articles, the Company shall adjust the number of shares authorized for issuance under the ESOP so that the aggregate number of shares then issued, or reserved for issuance, under the ESOP then represents 11.69% of the total share capitalization of the Company on a fully diluted, as converted basis, and the Investors and the Common Shareholders shall take such actions as the Company may reasonably request in connection therewith. One sixth (1/6) of the initial shares reserved under the ESOP shall be issued to the directors of the Company designated by SAIF (subject to such upward adjustment) pursuant and subject to the terms and conditions of the ESOP. Unless the Board of Directors of the Company unanimously agrees otherwise, all shares or options or other securities issued after the date hereof under an ESOP shall be subject to the following vesting schedule: twenty-five percent (25%) to vest on the first anniversary of such issuance, with the remaining seventy-five percent (75%) to vest monthly thereafter in thirty-six (36) equal monthly installments.

     9.10 QUALIFIED IPO. Subject to applicable Laws, each of the Company and holders of the Common Shares shall use their reasonable best efforts to effectuate the closing of a Qualified IPO prior to March 31, 2008. In the event of the closing of a Qualified IPO, the Company and holders of Common Shares agree to use their respective reasonable best efforts, subject to applicable Laws, to minimize restrictions on the transfer of any Series A Preferred Shares or Series A-1 Preferred Shares held by the Investors (or Common Shares that have been converted from such Series A Preferred Shares and such Series A-1 Preferred Shares).

     9.11 USE OF PROCEEDS. The Company shall use the proceeds that it receives pursuant to the Share Purchase Agreement for business expansion, working capital, mergers and acquisition and for other purposes in accordance with the business plan and budget of the Company.


10. ASSIGNMENTS AND TRANSFERS; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to applicable securities and other Laws) of Equity Securities held by such Holder but only to the extent of such transfer; provided, however, that (1) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (2) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.

11.  MISCELLANEOUS.

     11.1 GOVERNING LAW. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

     11.2 DISPUTE RESOLUTION.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

                                       17                 Shareholders Agreement

          (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three arbitrators. The complainant or complainants, on the one hand, and the respondent or respondents, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

          (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 11.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 11.2 shall prevail.

          (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

          (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

          (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

          (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     11.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

     11.4 NOTICES. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days' advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

     11.5 HEADINGS AND TITLES. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                       18                 Shareholders Agreement

     11.6 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     11.7 ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) Common Shareholders holding a majority of the then-outstanding Equity Securities then held by all Common Shareholders assuming the exercise, conversion and exchange of any Common Share Equivalents (provided that any amendment that disproportionately and adversely affects any Common Shareholder shall also require the consent of such affected Common Shareholder) and (iii) Holders of at least a majority of the then outstanding Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

     11.8 SEVERABILITY. If a provision of this Agreement is held to be unenforceable under applicable Laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     11.9 FURTHER ASSURANCES. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

     11.10 RIGHTS CUMULATIVE. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     11.11 NO WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

     11.12 NO PRESUMPTION. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

            [The remainder of this page is intentionally left blank.]

                                       19                 Shareholders Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


COMPANY:              ATA INC.



                      By:
                          ---------------------------------------------
                          Name: Ma Xiaofeng
                          Capacity: Authorized Signatory

                      Address:
                          8th Floor East Building
                          No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                          Beijing 100005, People's Republic of China
                      Fax: +86(10) 6517-9517

                                 Signature Page           Shareholders Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


INVESTORS:                SB ASIA INVESTMENT FUND II, L.P.



                      By:
                          ---------------------------------------------
                          Name: Andrew Y. Yan
                          Capacity: Authorized Signatory

                      Address:
                          c/o M&C Corporate Services Limited
                          PO Box 309GT
                          Ugland House, South Church Street
                          George Town, Grand Cayman
                          Cayman Islands

                      With a copy to:
                          c/o SAIF Advisors
                          1001 China Resources Building
                          No. 8 Jianguomenbei Avenue
                          Beijing 100005, People's Republic of China
                      Attention: Joe Zhou
                      Fax +86 (10) 8519-2048

                      And a copy to:
                          c/o SAIF Advisors
                          Suites 2115-2118, Two Pacific Place
                          88 Queensway, Hong Kong
                      Attention: Brandon Lin
                      Fax: +(852) 2234-9116



                      WINNING KING LTD



                      By:
                          ---------------------------------------------
                          Name: Gao Hongmei
                          Capacity: Authorized Signatory

                      Address:
                          Room 11C, No. 6, Building Citichamp North Palace
                               Madian
                          Haidian District
                          Beijing, People's Republic of China

                                 Signature Page           Shareholders Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


COMMON SHAREHOLDERS:  (CHINESE CHARACTERS) (MA XIAOFENG)

                      -------------------------------------------------
                      ID Number: G02709604
                      Address: 8th Floor East Building
                               No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                               Beijing 100005, PRC
                      Fax:     +86(10) 6517-9517

                      (CHINESE CHARACTERS) (WANG LIN)

                      -------------------------------------------------
                      ID Number: G02736884
                      Address: 8th Floor East Building
                               No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                               Beijing 100005, PRC
                      Fax:     +86(10) 6517-9517

                      (CHINESE CHARACTERS) (ZHENG ZHENXIU)

                      -------------------------------------------------
                      ID Number: G06915204
                      Address: 8th Floor East Building
                               No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                               Beijing 100005, PRC
                      Fax:     +86(10) 6517-9517

                      (CHINESE CHARACTERS) (MAI LIJUN)

                      -------------------------------------------------
                      ID Number: 41030519580503402X
                      Address: Rm 1210, Kunlun Dushi, No.1, Guomao Yiheng Road,
                               Haikou, Hainan Province 570105, PRC

                      PRO-WINNER LIMITED

                      By:
                          ---------------------------------------------
                          Name:     Wang Jianguo
                          Capacity: Authorized Signatory

                      Address: 8th Floor East Building
                               No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
                               Beijing 100005, PRC
                      Fax:     +86(10) 6517-9517

                                 Signature Page           Shareholders Agreement

                                   SCHEDULE A

                               COMMON SHAREHOLDERS

(CHINESE CHARACTERS) (MA XIAOFENG)

(CHINESE CHARACTERS) (WANG LIN)

(CHINESE CHARACTERS) (ZHENG ZHENXIU)

(CHINESE CHARACTERS) (MAI LIJUN)

PRO-WINNER LIMITED

                                   Schedule A             Shareholders Agreement

                                    EXHIBIT A

         [Must be signed by an authorized representative of the Company]

                       PFIC ANNUAL INFORMATION STATEMENT

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation Section 1.1295-1(g).

_________________________ (the "COMPANY") hereby represents that:

1. This PFIC Annual Information Statement applies to the Company's taxable year beginning on ________ and ending on _________.

2. The pro rata shares of the Company's ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

     Ordinary Earnings: $_____________

     Net  Capital Gain: $______________

3. The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

     Cash: $_____________________________

     Fair Market Value of Property: $___________________

4. The Company will permit the U.S. Shareholder to inspect the Company's permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company's ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company's option, accompany the Investors on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable Laws, regulations or policies of the PRC.

By: ________________________
Title:
Date:
                                    Exhibit A             Shareholders Agreement